Exhibit 99.2

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
January 20, 2004
CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
RAJ DAS — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4517 • Fax: (402) 339-0265
E-Mail: raj.das@infoUSA.com
LAUREL GOTTESMAN — DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gottesman@infousa.com

infoUSA To Implement Management Stock Purchase Plan

(OMAHA, NE)—infoUSA® (Nasdaq: IUSA), the leading provider of proprietary business and consumer databases and sales and marketing solutions, today announced that its Compensation Committee has decided to implement a Management Stock Purchase Plan. The company is in the process of establishing the specific terms of this plan, and expects to present the plan to shareholders at its 2004 annual meeting. The new plan is intended to serve as the principal equity-based compensation plan for management. Accordingly, infoUSA will discontinue granting stock options, effective immediately.

Vin Gupta, Chairman and CEO, infoUSA, said, “The new stock purchase plan is being designed to incentivize and reward key management of the company. We believe that this type of plan will be superior to stock options in aligning the interests of management with those of the company’s shareholders.”

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq:YHOO — news) and America Online. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.